As filed with the Securities and Exchange Commission on June 14, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seelos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
Nevada	2834	87-0449967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Raj Mehra, Ph.D.
President and Chief Executive Officer
Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, NY 10022
(646) 293-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey T. Hartlin, Esq.
Samantha H. Eldredge, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
(650) 320-1804
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.
Subject To Completion, Dated June 14, 2024
PROSPECTUS

924,414 Shares

Common Stock
This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”), of up to 924,414 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”). The 924,414 shares of Common Stock are issuable upon exercise of outstanding warrants to purchase shares of Common Stock (the “Warrants”), issued by us to the Selling Stockholders on May 16, 2024 pursuant to that certain Securities Purchase Agreement, dated as of May 16, 2024, by and among Seelos Therapeutics, Inc. and the accredited investors identified on the signature pages thereto (the “Securities Purchase Agreement”). We are registering the resale of the Shares as required by the Securities Purchase Agreement. The Warrants are subject to a blocker provision (the “Warrant Blocker”), which restricts the exercise of a Warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would beneficially own in excess of 4.99% or, at the election of the Selling Stockholder, 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the Selling Stockholder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%. The Warrants are currently exercisable, have an expiration date of May 21, 2029 and have an exercise price of $2.21 per share of Common Stock.
Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 18 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of Warrants.
No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SEEL.” On June 13, 2024, the last reported sale price per share of our Common Stock was $0.96 (after giving effect to the 1-for-8 reverse stock split effected on May 16, 2024).
You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, carefully before you invest in any of our securities.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2024.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information”. You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our Common Stock.
Unless the context otherwise requires, the terms “Seelos,” “we,” “us” and “our” in this prospectus refer to Seelos Therapeutics, Inc., and “this offering” refers to the offering contemplated in this prospectus.
Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.
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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain “forward- looking statements” by us within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, without limitation, statements as to expectations, beliefs and strategies regarding the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward- looking statements rely on a number of assumptions concerning future events and include statements relating to:
•	the potential impact to our business, financial condition and employees, including disruptions to our clinical trials, preclinical studies, supply chain and operations;
•	risks and uncertainties associated with our actual and proposed research and development activities, including our clinical trials and preclinical studies;
•	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our product candidates;
•	the potential market opportunities for commercializing our product candidates;
•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and our ability to serve such markets;
•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	our ability to continue as a going concern;
•	our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market;
•	our ability to develop, acquire and advance our product candidates into, and successfully complete, clinical trials and preclinical studies and obtain regulatory approvals;
•	the implementation of our business model and strategic plans for our business and product candidates;
•	the initiation, cost, timing, progress and results of future and current preclinical studies and clinical trials, and our research and development programs;
•	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt or payments of licensing and milestone revenues or payments, if any;
•
the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	regulatory developments in the United States and foreign countries;
•	the performance of our third-party suppliers and manufacturers;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	the success of competing therapies that are currently or may become available;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.
Any forward-looking statements should be considered in light of these factors. Words such as “anticipates,” “believes,” “forecasts,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “continues,” “ongoing,” “opportunity,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions and variations, and negatives of these words, identify forward-looking statements. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which are subject to change. These forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many
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of the important factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
In evaluating an investment in shares of our securities, you should carefully consider the discussion of risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our other filings with the SEC, that are incorporated by reference in this prospectus. You should carefully read this prospectus together with the information incorporated by reference in this prospectus as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” completely and with the understanding that our actual future results may be materially different from what we expect.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated by reference herein are made only as of the date of this prospectus (or as of the date of any such document incorporated by reference). We do not intend, and undertake no obligation, to update these forward-looking statements, except as required by law.
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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of Seelos and this offering, you should carefully read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
The Company
Overview
We are a clinical-stage biopharmaceutical company focused on achieving efficient development of products that address significant unmet needs in Central Nervous System (“CNS”) disorders and other rare disorders.
Our business model is to advance multiple late-stage therapeutic candidates with proven mechanisms of action that address large markets with unmet medical needs and for which there is a strong economic and scientific rationale for development.
Our product development pipeline is as follows:
Product	Indication	Development Phase	Development Status
SLS-002 Intranasal Racemic Ketamine	Acute Suicidal Ideation and Behavior (“ASIB”) in Major Depressive Disorder (“MDD”)	Phase II
Completed open-label patient enrollment and announced the initial topline data from Part 1 of the proof-of-concept (“PoC”) study on May 17, 2021; enrollment of Part 2 of a Phase II study closed in June 2023; topline data for Part 2 announced on September 20, 2023

SLS-005 IV Trehalose	Amyotrophic Lateral Sclerosis (“ALS”)	Phase II/III	Completed enrollment of final participants in February 2023 in the registrational study; topline data announced on March 19, 2024
	Spinocerebellar Ataxia (“SCA”)	Phase IIb/III	Announced dosing of the first participant in the registrational study in October 2022; enrollment of additional patients temporarily paused on March 29, 2023
	Huntington’s Disease (“HD”) and Alzheimer’s Disease (“AD”)	Phase II	Obtaining biomarker activity
SLS-004	Parkinson’s Disease (“PD”)	Pre-IND
Preclinical in vivo studies ongoing; announced partial results from a study demonstrating downregulation of α-synuclein in December 2022; currently analyzing data while temporarily pausing additional spend

Product	Indication	Development Phase	Development Status
Gene Therapy SLS-007	PD	Pre-IND
Preclinical study completed and analysis of the results ongoing; next steps for development of this program will be decided in concert with SLS-004 results and readouts, as both target the same pathway upstream; temporarily pausing additional spend

Peptide Inhibitor SLS-009	HD, AD, ALS	Pre-IND	Preclinical in vivo studies ongoing
Lead Programs
Our lead programs are currently SLS-002 for the potential treatment of ASIB in adults with MDD and SLS-005 for the potential treatment of ALS and SCA. SLS-005 for the potential treatment of Sanfilippo Syndrome currently requires additional natural history data, which is being considered.
SLS-002 is intranasal racemic ketamine with two investigational new drug applications (“INDs”). The lead program is focused on the treatment of ASIB in MDD. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 is being developed to address an unmet need for an efficacious drug to treat suicidality in the United States. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if and when they are effective, it often takes weeks for the full therapeutic effect to be manifested. We believe there is a large opportunity in the United States and European markets for products in this space. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were approximately 1.48 million visits to emergency rooms for suicidal ideation or suicide attempts in 2017 in the United States alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for depression and suicidality.
The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). We announced interim data from our Phase I study of SLS-002 during the quarterly period ended March 31, 2020. As a result, in March 2020, we completed a Type C meeting with the U.S. Food and Drug Administration (the “FDA”) and received guidance to conduct a PoC study of SLS-002 for ASIB in adults with MDD, to support the further clinical development of this product candidate, together with nonclinical data under development.
As a result of the Type C meeting and the Fast Track designation for SLS-002 for the treatment of ASIB in patients with MDD, we believe we are well positioned to pursue the FDA’s expedited programs for drug development and review.
On June 23, 2020, we announced the final safety data from our Phase I pharmacokinetics/ pharmacodynamics study of intranasal racemic ketamine (SLS-002) as well as the planned design of a Phase II double blind, placebo-controlled PoC study for ASIB in subjects with MDD. We initiated this PoC study in two parts: Part 1 was an open-label study of 17 subjects, and was followed by Part 2, which is a double blind, placebo-controlled study of approximately 175 subjects. On January 15, 2021, we announced dosing of the first subjects in Part 1 of the PoC study. On March 5, 2021, we announced the completion of open-label enrollment of subjects in Part 1 of the PoC study. On May 17, 2021, we announced positive topline data from Part 1 of the PoC study, the open-label cohort, of our study of SLS-002 (intranasal racemic ketamine), demonstrating a significant treatment effect and a well-tolerated safety profile for ASIB in patients with MDD. This study enrolled 17 subjects diagnosed with MDD requiring psychiatric hospitalization due to significant risk of suicide with a baseline score of ≥ 28 points on the Montgomery-Åsberg Depression Rating Scale (“MADRS”), a score of 5 or 6 on MADRS Item-10, a score of ≥ 15 points on the Sheehan-Suicidality Tracking Scale (S-STS) total score and a history of previous suicide attempt(s), as confirmed on the Columbia Suicide Severity Rating Scale (C-SSRS) with a history of at least one actual attempt, or if the attempt was interrupted or aborted, is judged to have been serious in intent. SLS-002 demonstrated a 76.5% response rate (response meaning 50% reduction from baseline) in the primary endpoint on MADRS 24 hours after first dose, with a mean reduction in total score from 39.4 to 14.5 points.

On July 6, 2021, we announced dosing of the first subject in Part 2 of the Phase II study. Based on feedback from a Type C meeting with the FDA in June 2021, we increased the subjects in Part 2 to increase the sample size and power to support a potential marketing application. On June 20, 2023, we announced the close of enrollment of this study and released the topline data results on September 20, 2023.
SLS-005 is IV trehalose, a protein stabilizer that crosses the blood-brain barrier and activates autophagy and the lysosomal pathway. Based on preclinical and in vitro studies, there is a sound scientific rationale for developing trehalose for the treatment of ALS, SCA and other indications such as Sanfilippo Syndrome. Trehalose is a low molecular weight disaccharide (0.342 kDa) that protects against pathological processes in cells. It has been shown to penetrate muscle and cross the blood-brain barrier. In animal models of several diseases associated with abnormal cellular protein aggregation, it has been shown to reduce pathological aggregation of misfolded proteins as well as to activate autophagy pathways through the activation of Transcription Factor EB (“TFEB”), a key factor in lysosomal and autophagy gene expression. Activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material.
Trehalose 90.5 mg/mL IV solution has demonstrated promising clinical potential in prior Phase II clinical development for oculopharyngeal muscular dystrophy (“OPMD”) and spinocerebellar ataxia type 3 (“SCA3”), also known as Machado Joseph disease, with no significant safety signals to date and encouraging efficacy results. Pathological accumulation of protein aggregates within cells, whether in the CNS or in muscle, and eventually leads to loss of function and ultimately cell death. Prior preclinical studies indicate that this platform has the potential to prevent mutant protein aggregation in other devastating PolyA/ PolyQ diseases.
We own three U.S. patents for parenteral administration of trehalose for patients with OPMD and SCA3, all of which are expected to expire in 2034. In addition, Orphan Drug Designation (“ODD”) for OPMD and SCA3 has been secured in the United States and in the European Union (“EU”). In February 2019, we assumed a collaborative agreement, turned subsequently into a research grant, with Team Sanfilippo Foundation (“TSF”), a nonprofit medical research foundation founded by parents of children with Sanfilippo Syndrome. On April 30, 2020, we were granted ODD for SLS-005 in Sanfilippo Syndrome from the FDA. SLS-005 was previously granted ODD from the FDA and European Medicines Agency (the “EMA”) for SCA3 and OPMD as well as Fast Track designation for OPMD. On August 25, 2020, we were issued U.S. patent number 10,751,353 titled “COMPOSITIONS AND METHODS FOR TREATING AN AGGREGATION DISEASE OR DISORDER” which relates to trehalose (SLS-005). The issued patent covers the method of use for trehalose (SLS-005) formulation for treating a disease or disorder selected from any one of the following: spinal and bulbar muscular atrophy, dentatombral-pallidoluysian atrophy, Pick’s disease, corticobasal degeneration, progressive supranuclear palsy, frontotemporal dementia or parkinsonism linked to chromosome 17. On May 15, 2020, we were granted Rare Pediatric Disease Designation (“RPDD”) for SLS-005 in Sanfilippo Syndrome from the FDA. RPDD is an incentive program created under the Federal Food, Drug, and Cosmetic Act to encourage the development of new therapies for the prevention and treatment of certain rare pediatric diseases. On May 27, 2021, we announced that we were granted ODD for SLS-005 in ALS from the EMA. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs and shorten development timelines. On February 28, 2022, we announced the dosing of the first participants in the Healey ALS platform trial. In November 2021, we announced the FDA acceptance of an IND and grant of Fast Track designation for SLS-005 for the treatment of SCA. In July 2022, we also announced dosing of the first patient in an open-label basket study in Australia for the treatment of patients with ALS, SCA, and Huntington’s disease (“HD”). In October 2022, we also announced the dosing of the first participant in the registrational Phase II/III study for the treatment of SCA. In March 2023, we announced that in order to focus the majority of our resources on the Phase II study of SLS-002 (intranasal racemic ketamine) for ASIB in adults with MDD and the fully enrolled Phase II/III study of SLS-005 in ALS, we have temporarily paused additional enrollment of patients in the SLS-005-302 study in SCA. Patients already enrolled will continue in the study and data will continue to be collected in order to make decisions for resuming enrollment in the future. This temporary pause has been implemented as a business decision due to financial considerations, and is not based on any data related to safety or therapeutic effects.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including SLS-004, licensed from Duke University, and SLS-007, licensed from The Regents of the University of California, for the potential treatment of PD.
Strategy and Ongoing Programs
SLS-002: The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). Following these Phase I studies, we completed a Type C meeting with the FDA in March 2020 and received guidance to conduct a Phase II PoC study of SLS-002 for ASIB in adults with MDD. We released topline data for Part 1 of our open-label study on May 17, 2021. We initiated enrollment in Part 2 of the Phase II study on July 6, 2021, closed enrollment in June 2023, and released the topline data results in the third quarter of 2023.
SLS-005: We completed enrollment in February 2023 for a clinical study in ALS and began enrollment for a clinical study in SCA in October 2022. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs, and shorten development timelines. On February 28, 2022, we announced dosing of the first participants in the Healey ALS platform trial. In February 2023, we announced the completion of enrollment of the study and released the topline data results on March 19, 2024.
In November 2021, we announced the FDA acceptance of an IND and grant of Fast Track designation for SLS-005 for the treatment of SCA. In July 2022, we announced dosing of the first patient in an open-label basket study in Australia for the treatment of patients with ALS, SCA, and HD. In October 2022, we also announced the dosing of the first participant in the registrational Phase II/III study for the treatment of SCA.
During 2022, we received regulatory approval in Australia to commence a study pursuing the collection of certain biomarker data in patients with AD.
We are also continuing to consider trials in Sanfilippo Syndrome and are seeking more natural history data based on the guidance from regulatory agencies.
In March 2023, we announced that in order to focus the majority of our resources on the ongoing Phase II study of SLS-002 (intranasal racemic ketamine) for ASIB in patients with MDD and the fully enrolled Phase II/III study of SLS-005 in ALS, we have temporarily paused additional enrollment of patients in the SLS-005-302 study in SCA. Patients already enrolled will continue in the study and data will continue to be collected in order to make decisions for resuming enrollment in the future. This temporary pause has been implemented as a business decision due to financial considerations, and is not based on any data related to safety or therapeutic effects.
SLS-004 is an all-in-one lentiviral vector, targeted for gene editing through DNA methylation within intron 1 of the synuclein alpha (“SNCA”) gene that expresses alpha-synuclein (“α-synuclein”) protein. SLS-004, when delivered to dopaminergic neurons derived from human-induced pluripotent stem cells of a PD patient, modified the expression on α-synuclein and exhibited reversal of the disease-related cellular-phenotype characteristics of the neurons. The role of mutated SNCA in PD pathogenesis and the need to maintain the normal physiological levels of α-synuclein protein emphasize the yet unmet need to develop new therapeutic strategies, such as SLS-004, targeting the regulatory mechanism of α-synuclein expression. On May 28, 2020, we announced the initiation of a preclinical study of SLS-004 in PD through an all-in-one lentiviral vector targeting the SNCA gene. We are constructing a bimodular viral system harboring an endogenous α-synuclein transgene and inducible regulated repressive CRISPR/dCas9-unit to achieve suppression of PD-related pathologies. On July 7, 2021, we announced positive in vivo data demonstrating down-regulation of SNCA mRNA and protein expression under this study. In December 2022, we announced in vivo data demonstrating that a single dose of SLS-004 was successful in reversing some of the key hallmarks of PD in a humanized mouse model. These findings observed in an in vivo humanized PD model validate and extend prior findings from in vitro data using SLS-004. SLS-004 demonstrated therapeutically desirable change in SNCA expression that led to reversing the key hallmarks of PD in the model towards normal physiological levels, indicating disease modifying effect of single dose administration of SLS-004, a CRISPR/dCas-9 based gene therapy for PD. We have halted any further investment in this program until additional funding is received.
SLS-007 is a rationally designed peptide-based approach, targeting the nonamyloid component core (“NACore”) of α-synuclein to inhibit the protein from aggregation. Recent in vitro and cell culture research has shown that SLS-007 has the ability to stop the propagation and seeding of α-synuclein aggregates. We will evaluate the potential for in vivo delivery of SLS-007 in a PD transgenic mice model. The goal will be to establish in vivo pharmacokinetics/pharmacodynamics and target engagement parameters of SLS-007, a family of anti-α-synuclein peptidic inhibitors. On June 25, 2020, we announced the initiation of a preclinical study of SLS-007 in PD delivered through an adeno-associated viral (“AAV”) vector targeting the non-amyloid component core of α-synuclein. We have initiated an in vivo preclinical study of SLS-007 in rodents to assess the ability of two specific novel peptides, S62 and S71, delivered via AAV1/2 vector, to protect dopaminergic function in the AAV A53T overexpression mice model of PD. Production of AAV1/2 vectors encoding each of the two novel peptides incorporating hemagglutinin tags has already been completed. The results are currently being analyzed and the next steps for development of this program will be decided in concert with SLS-004 results and readouts, as both target the same pathway upstream.
SLS-009 is our first internally created program, which follows the mechanism of action known as PROTACs (protein-targeting chimeric molecules), which uses the body’s own natural process of autophagy and lysosomal degradation to clear out mutant and misfolded proteins in the body. SLS-009 induces autophagy and enhances lysosomal clearance by augmenting existing endogenous cellular degradation pathways to remove only the mutant and neurotoxic proteins.
We intend to become a leading biopharmaceutical company focused on neurological and psychiatric disorders, including orphan indications. Our business strategy includes:
•	advancing SLS-002 in ASIB in MDD and post-traumatic stress disorder;
•	advancing SLS-004 in PD;
•	advancing SLS-005 in ALS, SCA, HD and Sanfilippo Syndrome;
•	advancing new formulations of SLS-005 in neurological diseases; and
•	acquiring synergistic assets in the CNS therapy space through licensing and partnerships.
We also have two legacy product candidates: a product candidate in the United States for the treatment of erectile dysfunction, which we in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc; and a product candidate which has completed a Phase IIa clinical trial for the treatment of Raynaud’s Phenomenon, secondary to scleroderma, for which we own worldwide rights.
Nasdaq Delisting Notice
On April 30, 2024, we received written notice (the “Bid Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until October 28, 2024, to regain compliance. The Bid Notice states that the Nasdaq staff will provide written confirmation that we have achieved compliance with Rule 5550(a)(2) if at any time before October 28, 2024, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.
If we do not regain compliance with Rule 5550(a)(2) by October 28, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities will be subject to delisting.
Additionally, on May 1, 2024, we received written notice (the “Delist Notice” and, together with the Bid Notice, the “Notices”) from Nasdaq indicating that, based upon our continued non-compliance with Rule 5550(b)(2), the Nasdaq staff has determined to delist our common stock from the Nasdaq Capital Market effective May 10, 2024 unless we timely requested an appeal of this determination before the Nasdaq Hearings Panel (the “Panel”) by May 8, 2024. We timely requested a hearing before the Panel, which had the effect of staying the suspension of our common stock pending the Panel’s decision. During the pendency of any requested hearing before the Panel, our common stock will remain listed and trading on Nasdaq.

We are diligently working to evidence compliance with all applicable requirements for continued listing on the Nasdaq Capital Market and we expect to submit a plan to that effect to the Panel as part of the hearing process; however, there can be no assurance the Panel will grant any request for continued listing or that we will be able to regain compliance with the applicable listing criteria within the period of time that may be granted by the Panel.
The Notices have no immediate effect on the listing or trading of our common stock and the common stock will continue to trade on the Nasdaq Capital Market under the symbol “SEEL.”
We intend to monitor the bid price and market value of our common stock and consider available options if our common stock does not trade at a level likely to result in us regaining compliance with Nasdaq’s minimum bid price rule by October 28, 2024, or the minimum market value of listed securities rule, which may include, among other options, effectuating a reverse stock split. There can be no assurance that we will be able to regain compliance with Nasdaq’s minimum bid price rule or Nasdaq’s minimum market value of listed securities rule or that we will otherwise be in compliance with the other listing standards for the Nasdaq Capital Market.
Recent Developments
Announcement of Strategic Focus on Mental Health and Appointment of Richard Pascoe as Chairman of the Board
On April 29, 2024, we announced our strategic focus on mental health initiatives and that Richard Pascoe has been appointed as the Chairman of the Board of Directors to lead the ongoing strategic process and business development discussions and negotiations. Mr. Pascoe has served as member of our Board of Directors since 2019.
Amendment No. 6 to Convertible Promissory Note
Effective May 1, 2024, we and Lind Global Asset Management V, LLC (“Lind”) entered into an Amendment No. 6 to Convertible Promissory Note (“Amendment No. 6”), which amended the convertible promissory note we previously issued to Lind on November 23, 2021. Pursuant to Amendment No. 6, we and Lind agreed, among other things, that: (A) we shall not be required to maintain any minimum balance of cash or cash equivalents with one or more financial institutions prior to May 31, 2024, and that we shall thereafter be required to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the note or more in cash or cash equivalents with one or more financial institutions; (B) that all payments of accrued interest and monthly payments of the outstanding principal amount payable by us under the note in shares of common stock shall be reduced from ninety percent (90%) to eighty-five percent (85%) of the average of the five lowest daily volume weighted average price of common stock during the 20 trading days prior to each respective payment date; (C) Lind will, through May 31, 2024, forebear from exercising any right to assert or claim that a Material Adverse Effect (as defined in the note) has occurred as a result of any event, occurrence, fact, condition or change that occurred on or prior to May 1, 2024.
Amendment No. 7 to Convertible Promissory Note
Effective June 1, 2024, we and Lind entered into an Amendment No. 7 to Convertible Promissory Note (“Amendment No. 7”), which amended the convertible promissory note we previously issued to Lind on November 23, 2021 (as amended, the “Amended Note”). Pursuant to Amendment No. 7, we and Lind agreed, among other things, that: (A) we shall not be required to maintain any minimum balance of cash or cash equivalents with one or more financial institutions prior to July 31, 2024, and that we shall thereafter be required to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the Note or more in cash or cash equivalents with one or more financial institutions; and (B) Lind will, through July 31, 2024, forebear from exercising any right to assert or claim that a Material Adverse Effect (as defined in the Note) has occurred as a result of any event, occurrence, fact, condition or change that occurred on or prior to June 1, 2024.
Reduction in Force
On April 30, 2024, we announced a reduction in its workforce that affected approximately 33% of our current employees (the “RIF”), along with a reduction in working hours and related compensation for all of our remaining employees. This decision relates to our recent announcement of our strategic focus on our mental health initiatives and serves to reduce ongoing operating expenses not related to such initiatives and extend our cash runway. Total annualized cost savings from the RIF are estimated at approximately $0.8 million and total annualized cost savings from the reduction in working hours are estimated at approximately $1.6 million. The RIF was substantially completed on April 30, 2024.
We expect to recognize approximately $50,000 in total charges for related benefits for employees whose employment was terminated pursuant to the RIF. These are one-time termination benefits and are cash charges. The estimates of costs and expenses that we expect to incur in connection with the RIF are subject to a number of assumptions and actual results may differ materially from those estimates. We may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the RIF.
Reverse Stock Split
On May 15, 2024, we filed a Certificate of Change with the Secretary of State of the State of Nevada to (i) effect a 1-for-8 reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock, effective at 12:01 a.m. Eastern Time, on May 16, 2024, and (ii) decrease the number of total authorized shares of our common stock from 400,000,000 shares to 50,000,000 shares (the “Authorized Share Decrease”). Our common stock began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market at the opening of the market on May 16, 2024. Unless specifically provided otherwise herein, the share and per share information in this prospectus gives effect to the Reverse Stock Split and the Authorized Share Decrease.
May 2024 Offering
On May 16, 2024, we entered into the Securities Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell 380,968 shares (the “Shares”) of Common Stock and pre-funded warrants to purchase up to 81,239 shares (the “Pre-Funded Warrants”) of Common Stock in a registered direct offering (the “Registered Direct Offering”). In a concurrent private placement (the “Private Placement” and together with the Registered Direct Offering, the “Offering”), we also agreed to issue and sell to the Selling Stockholders the Warrants to purchase up to 924,414 shares of Common Stock. The combined purchase price for one Share and accompanying Common Warrants to purchase two shares of Common Stock for each Share purchased was $2.46. The combined purchase price for one Pre-Funded Warrant to purchase one share of Common Stock and accompanying Common Warrants to purchase two shares of Common Stock for each share of Common Stock issuable upon exercise of a purchased Pre-Funded Warrant was $2.459.
The Pre-Funded Warrants have an exercise price of $0.001 per share of Common Stock and were exercisable immediately upon issuance. Each holder of a Pre-Funded Warrant will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Pre-Funded Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase the Pre-Funded Warrant Beneficial Ownership Limitation, but not to above 9.99%. The exercise price and number of shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants. The holders may exercise the Pre-Funded Warrants by means of a “cashless exercise.”
The Warrants have an exercise price of $2.21 per share of common stock, are exercisable immediately upon issuance and expire five years following the original issuance date. Each holder of a Common Warrant will not have the right to exercise any portion of its Warrant if the holder, together with its affiliates, would beneficially own more than the Warrant Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to us, the holder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%. The exercise price and number of shares of Common Stock issuable upon the exercise of the Warrants will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants. If at any time after the six month anniversary of the date of issuance, a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not available for the issuance, then the holders may exercise the Warrants by means of a “cashless exercise.”

The Warrants are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.
On May 16, 2024, we also entered into a placement agent agreement (the “Placement Agent Agreement” and together with the Securities Purchase Agreement, the “Agreements”) with Roth Capital Partners, LLC (the “Placement Agent”), pursuant to which the Placement Agent acted as placement agent for the Offering and we agreed to pay the Placement Agent an aggregate fee equal to 7% of the aggregate gross proceeds received by us from the sale of the securities in the Offering. The Placement Agent Agreement includes indemnity and other customary provisions for transactions of this nature. We also agreed to reimburse the Placement Agent for up to $50,000 for the Placement Agent’s legal fees and expenses.
We also agreed, pursuant to the Securities Purchase Agreement, to file a registration statement on Form S-1 by June 15, 2024 to provide for the resale of the Shares. We are filing the registration statement of which this prospectus forms a part as required pursuant to the foregoing provision in the Securities Purchase Agreement.
The closing of the Offering occurred on May 21, 2024.
Corporate Information
Our principal executive offices are located at 300 Park Avenue, 2nd Floor, New York, NY 10022, and our telephone number is (646) 293-2100. Our website is located at www.seelostherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at www.sec.gov.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

RISK FACTORS
Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, and the updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to the Company
Our debt agreement contains restrictive and financial covenants that may limit our operating flexibility and the failure to comply with such covenants could cause our outstanding debt to become immediately payable.
On November 23, 2021, we issued and sold the outstanding convertible promissory note in an initial aggregate principal amount of $22.0 million (the “Note”) to Lind Global Asset Management V, LLC (“Lind”). The Note, as amended, contains certain restrictive covenants and event of default provisions, including restrictions on certain sales or other dispositions of company assets, restrictions on entering into certain variable-rate transactions and a covenant requiring us to maintain an aggregate minimum balance equal to 50% of the then outstanding principal amount under the Note or more in cash and cash equivalents commencing on July 31, 2024. As of June 14, 2024, the outstanding principal amount of the Note was approximately $12.2 million and our cash and cash equivalents as of March 31, 2024 were approximately $0.5 million. Based on our current operating plan and our cash balance as of March 31, 2024, and even after giving effect to the receipt of proceeds from the Offering, we do not expect to be able to maintain the minimum cash balance required to satisfy this covenant if we do not raise additional financing. In the event we fail to meet the minimum cash balance as required under the Note, and if we are unable to cure such default within fifteen business days from its occurrence or otherwise obtain a waiver from Lind or amend the terms of the Note, we would trigger a default under the Note. If we are not able to comply or regain compliance with any of the covenants in, or otherwise fail to make cash payments or trigger a default under, the Note, Lind could declare the Note immediately due and payable, which would require us to pay 120% of the outstanding principal amount of the Note and would have a material adverse effect on our liquidity, financial condition, operating results, business and prospects, and could cause the price of our common stock to decline. In addition, since the borrowings under the Note are secured by a first priority lien on our assets, Lind would be able to foreclose on our assets if we do not cure any default or pay any amounts due and payable under the Note. In addition, upon an Event of Default (as defined in the Note), Lind shall have the right to convert the then outstanding principal amount of the Note into shares of our common stock at the lower of (x) the then-current conversion price (which is currently $1,440.00 per share, subject to adjustment in certain circumstances as described in the Note) and (y) 85% of the average of the five lowest daily volume weighted average price of our common stock during the 20 trading days prior to the delivery by Lind of a notice of conversion.
Risks Related to Owning Our Common Stock
If we fail to comply with the continued listing requirements of the Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.
We must continue to satisfy the Nasdaq Capital Market’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for 30 consecutive business days. If a company fails for 30 consecutive business days to meet the $1.00 minimum closing bid price requirement, The Nasdaq Stock Market LLC (“Nasdaq”) will send a deficiency notice to the company, advising that it has been afforded a “compliance period” of 180 calendar days to regain compliance with the applicable requirements.
A delisting of our common stock from the Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors and employees.
On April 30, 2024, we received a written notice (the “Bid Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last thirty consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until October 28, 2024, to regain compliance. The Bid Notice states that the Nasdaq staff will provide written confirmation that the Company has achieved compliance with Rule 5550(a)(2) if at any time before October 28, 2024, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.
If we do not regain compliance with Rule 5550(a)(2) by October 28, 2024, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq would notify us that our securities will be subject to delisting.
On November 2, 2023, we received a written notice (the “Initial Notice”) from Nasdaq indicating that, for the last thirty-two consecutive business days, the market value of our listed securities has been below the minimum requirement of $35 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (“Rule 5550(b)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we were provided a period of 180 calendar days, or until April 30, 2024, to regain compliance. The Initial Notice stated that the Nasdaq staff will provide written notification that we have achieved compliance with Rule 5550(b)(2) if at any time before April 30, 2024, the market value of our common stock closes at $35 million or more for a minimum of ten consecutive business days.
On May 1, 2024, we received written notice (the “Delist Notice” and, together with the Bid Notice and Initial Notice, the “Notices”) from Nasdaq indicating that, based upon our continued non-compliance with Rule 5550(b)(2), the Nasdaq staff has determined to delist our common stock from the Nasdaq Capital market effective May 10, 2024 unless we timely request an appeal of this determination before the Nasdaq Hearings Panel (the “Panel”) by May 8, 2024. We timely requested a hearing before the Panel, which had the effect of staying the suspension of the Company’s common stock pending the Panel’s final written decision. During the pendency of our hearing before the Panel, our common stock will remain listed and trading on Nasdaq.
On May 15, 2024, we filed a Certificate of Change (the “Certificate of Change”) with the Secretary of State of the State of Nevada to (i) effect a 1-for-8 reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock, effective at 12:01 a.m. Eastern Time, on May 16, 2024, and (ii) decrease the number of total authorized shares of our common stock from 400,000,000 shares to 50,000,000 shares. The Reverse Stock Split was intended, among other reasons, to allow us to achieve the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of Nasdaq. However, there can be no assurance that the price of our common stock will stay above the minimum requirements for the time period required by Nasdaq in order to regain compliance with the rule.
In addition, we have previously received similar notices from Nasdaq that our bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2), and that the market value of our listed securities has been below the minimum requirements of $35 million for continued listing on the Nasdaq Capital Market under Rule 5550(b)(2). Even though we previously regained compliance with the Nasdaq Capital Market’s minimum closing bid price requirement, and minimum market value of listed securities requirement, there is no guarantee that we will remain in compliance with such listing requirements or other listing requirements in the future. Any failure to maintain compliance with continued listing requirements of the Nasdaq Capital Market could result in delisting of our common stock from the Nasdaq Capital Market and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

SELECTED FINANCIAL DATA
Reverse Stock Split
On May 16, 2024, we effected a 1-for-8 reverse stock split of our common stock. In connection with the reverse stock split, the total number of authorized shares of our common stock was decreased from 400,000,000 shares to 50,000,000 shares. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 that are incorporated by reference into this prospectus are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, share numbers in this prospectus reflect the 1-for-8 reverse stock split of our common stock.
The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our unaudited condensed consolidated interim financial statements for the quarter ended March 31, 2024 included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.
AS REPORTED (in thousands, except per share data)
	Year Ended December 31,
	2023	2022
Net loss and comprehensive loss	$(37,882)	$(73,534)
Total loss per share basic	$(7.73)	$(20.74)
Total loss per share-diluted	$(7.73)	$(20.74)

Weighted-average common shares outstanding used for basic	4,900,222	3,545,691
Weighted-average common shares outstanding used for diluted	4,900,222	3,545,691
Common stock outstanding at period end	9,794,594	3,572,417
	Three Months Ended March 31,
	2024	2023
Net loss and comprehensive loss	$(2,664)	$(13,431)
Total loss per share basic	$(0.20)	$(3.58)
Total loss per share-diluted	$(0.20)	$(3.58)

Weighted-average common shares outstanding used for basic	13,007,556	3,751,468
Weighted-average common shares outstanding used for diluted	13,007,556	3,751,468
Common stock outstanding at period end	15,256,268	4,060,370
AS ADJUSTED FOR 1-FOR-8 REVERSE STOCK SPLIT (in thousands, except per share data):
	Year Ended December 31,
	2023	2022
Net loss and comprehensive loss	$(37,882)	$(73,534)
Total loss per share basic	$(61.84)	$(165.90)
Total loss per share-diluted	$(61.84)	$(165.90)

Weighted-average common shares outstanding used for basic	612,569	443,245
Weighted-average common shares outstanding used for diluted	612,569	443,245
Common stock outstanding at period end	1,224,371	446,576

	Three Months Ended March 31,
	2024	2023
Net loss and comprehensive loss	$(2,664)	$(13,431)
Total loss per share basic	$(1.64)	$(28.64)
Total loss per share-diluted	$(1.64)	$(28.64)

Weighted-average common shares outstanding used for basic	1,625,991	468,971
Weighted-average common shares outstanding used for diluted	1,625,991	468,971
Common stock outstanding at period end	1,907,081	546,511

USE OF PROCEEDS
We will receive no proceeds from the sale of the Shares by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the Warrants to the extent that the Warrants are exercised for cash. The exercise price of the Warrants is $2.21 per share of Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. However, the Warrants contain a “cashless exercise” feature that allow the holders to exercise the Warrants without making a cash payment to us in the event that, if at any time after the six month anniversary of the initial issuance date of the Warrants, there is no registration statement registering, or no current prospectus is available for, the resale of the Shares. There can be no assurance that any of these Warrants will be exercised by the Selling Stockholders at all or that the Warrants will be exercised for cash rather than pursuant to the “cashless exercise” feature. To the extent we receive proceeds from the cash exercise of the Warrants, we intend to use such proceeds for general corporate purposes, to advance the development of its product candidates and to make periodic principal and interest payments under, or to repay a portion of, the Note. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrants.
The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

DETERMINATION OF OFFERING PRICE
The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS
Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.
We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 924,414 shares of our Common Stock. The 924,414 shares of Common Stock to be offered hereby are issuable to the Selling Stockholders in connection with the exercise of the Warrants.
We issued the Warrants to the Selling Stockholders pursuant to Securities Purchase Agreement. The Warrants have an exercise price of $2.21 per share of Common Stock, subject to adjustment as provided in the Warrants, are currently exercisable and have an expiration date of May 21, 2029. Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed the Warrant Beneficial Ownership Limitation of 4.99%, or, at the election of the Selling Stockholder, 9.99%; provided, however, that upon 61 days’ prior notice to us, the Selling Stockholder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%. The maximum number of shares of Common Stock to be offered for resale pursuant to this prospectus by each Selling Stockholder listed in the table below does not reflect this limitation. The Selling Stockholders may sell all, some or none of the shares of Common Stock issuable upon exercise of the Warrants in this offering. See the section of this prospectus entitled “Plan of Distribution”.
All of the 924,414 shares of Common Stock to be offered hereby will be issued in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder.
The shares of Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our Common Stock may subsequently be listed.
The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Shares listed in this prospectus.
Except for the purchase of the Note by Lind and related transactions and as otherwise indicated in the footnotes below, the Selling Stockholders have not had any material relationship with us or any of our affiliates within the past three years other than as a security holder.
We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Stockholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.
The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of June 14, 2024, by the Selling Stockholders and the number of Shares being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the shares for resale. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of June 14, 2024. As of such date, 2,859,767 shares of Common Stock were outstanding.
	Shares Beneficially Owned Prior to the Offering of Shares for Resale(1)		Maximum Number of Shares of Common Stock to be Offered for Resale Pursuant to this Prospectus	Shares Beneficially Owned After the Offering of Shares for Resale(1)(2)
Name	Number	Percentage	Number	Number	Percentage
Armistice Capital, LLC	150,197(3)(4)	4.99%	682,478(4)(5)	198,748(3)	4.99%
Entities affiliated with The Lind Partners, LLC	149,617(6)(7)	4.99%	241,936(7)(8)	198,168(9)	4.99%
TOTAL	—	—	924,414	—	—
(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days of June 14, 2024 are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus. Also assumes that all of the Warrants are exercised in full.

(3)
Consists solely of shares of Common Stock issuable upon exercise of warrants. “Common Stock Beneficially Owned Before this Offering” and “Shares Beneficially Owned After the Offering of Shares for Resale” excludes 971,012 and 239,983 shares of Common Stock issuable upon exercise of warrants, respectively, which are currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of the warrants. Therefore, due to the beneficial ownership limitations, the number of shares of Common Stock into which the warrants are exercisable is limited to that number of shares of Common Stock that would result in the applicable holder thereof, together with its affiliates, having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding shares of Common Stock.

(4)
The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022..

(5)	Consists of 682,478 shares of Common Stock issuable upon exercise of a Warrant, which is currently exercisable, without giving effect to the blocker provision described above.
(6)
Consists of (i) 11,040 shares of Common Stock held directly by Lind, (ii) 8,442 shares of Common Stock issuable upon conversion of the Note held by Lind, which is currently convertible by Lind at any time at the current conversion price of $1,440.00 per share of Common Stock (subject to adjustment as provided therein), and (iv) 130,135 shares of Common Stock issuable upon exercise of warrants that are held by Lind Global Fund II LP and is currently exercisable, except to the extent such exercise is restricted by the Warrant Beneficial Ownership Limitation of 4.99%, as such percentage ownership is determined in accordance with the terms of the warrants. Lind may not convert any portion of the Note to the extent such conversion would cause Lind, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock (or 9.99% of our then outstanding Common Stock to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then outstanding Common Stock at the time of such conversion). Excludes (i) 389,748 shares of Common Stock issuable upon exercise of warrants that are held by Lind Global Fund II LP and that are currently exercisable, but such shares have been excluded because the exercise thereof is restricted by the Warrant Beneficial Ownership Limitation of 4.99%, as such percentage ownership is determined in accordance with the terms of the warrants.

(7)
Lind Global Partners II LLC, the general partner of Lind Global Fund II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton, the managing member of Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind Global Fund II LP and Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind Global Fund II LP is 444 Madison Avenue, 41st Floor, New York, NY 10022.
(8)	Consists solely of 241,936 shares of Common Stock issuable upon exercise of a Warrant, without giving effect to the blocker provision described above, which is currently exercisable.
(9)
Consists of (i) 11,040 shares of Common Stock held directly by Lind, (iii) 8,442 shares of Common Stock issuable upon conversion of the Note held by Lind, which is currently convertible by Lind at any time at the current conversion price of $1,440.00 per share of Common Stock (subject to adjustment as provided therein) and (iii) 178,686 shares of Common Stock issuable upon exercise warrants that are held by Lind Global Fund II LP and is currently exercisable, except to the extent such exercise is restricted by the Warrant Beneficial Ownership Limitation of 4.99%, as such percentage ownership is determined in accordance with the terms of the warrants. Excludes 99,261 shares of Common Stock issuable upon exercise of warrants held by Lind Global Fund II LP, which is currently exercisable, except to the extent such exercise is restricted by a blocker provision which restricts the exercise of such warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% of the outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of the warrant and. Therefore, due to the beneficial ownership limitations, the number of shares of Common Stock into which the warrants are exercisable is limited to that number of shares of Common Stock that would result in the applicable holder thereof, together with its affiliates, having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding shares of Common Stock.

PLAN OF DISTRIBUTION
We are registering the shares of Common Stock issuable upon exercise of the Warrants previously issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.
The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in short sales;
•	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	in sales pursuant to Rule 144;
•	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.
If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock or the Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholders, individually and not severally, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.
Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus is a part.
The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
We will incur costs, fees and expenses in effecting the registration of the shares of Common Stock issuable pursuant to the Warrants, estimated to be $55,139.17 in total, including, without limitation, all registration, filing and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent registered public accounting firm and reasonable fees; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.
Once sold under the registration statement of which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended, which have been publicly filed with the SEC. See “Where You Can Find More Information.”
Our authorized capital stock consists of:
•	50,000,000 shares of common stock, $0.001 par value; and
•	10,000,000 shares of preferred stock, $0.001 par value.
Common Stock
Voting Rights. Holders of common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of common stock do not have any cumulative voting rights.
Liquidation Rights. Subject to any preferential rights of any outstanding preferred stock, in the event of the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.
No Preemptive or Redemption Rights. Shares of common stock do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of common stock or any other securities convertible into common stock.
Dividend Rights. Holders of common stock shall be entitled to receive dividends if, as and when declared by our board of directors in accordance with applicable law.
Anti-Takeover Provisions. See the below section titled “Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended”.
Dividends
We have never paid cash dividends on shares of Common Stock. Moreover, we do not anticipate paying periodic cash dividends on shares of Common Stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.
Preferred Stock
We currently have no outstanding shares of preferred stock. Under our Amended and Restated Articles of Incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms. Any or all of these may be preferential to or greater than the rights of the common stock. Of our authorized preferred stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of the common stock and the voting and other rights of the holders of shares of common stock.

Our board of directors may specify the following characteristics of any preferred stock:
•	the designation and stated value, if any, of the class or series of preferred stock;
•	the number of shares of the class or series of preferred stock offered, and the liquidation preference, if any, per share;
•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of preferred stock;
•	whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock will accumulate;
•	the provisions for a sinking fund, if any, for the class or series of preferred stock;
•	the provision for redemption, if applicable, of the class or series of preferred stock;
•
the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the class or series of preferred stock;
•	the relative ranking and preferences of the class or series of preferred stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;
•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the class or series of preferred stock.
Outstanding Warrants
As of June 14, 2024, in addition to the Warrants subject to the shares of Common Stock we are registering hereunder, warrants to purchase an aggregate of approximately 1,164,676 shares of our Common Stock with a weighted-average exercise price of approximately $26.53 per share were outstanding. We are registering the resale of the shares of Common Stock issuable upon exercise of the Warrants pursuant to the registration statement of which this prospectus is a part.
The Warrants have an initial exercise price of $2.21, are currently exercisable and have an expiration date of May 21, 2029. In addition, the exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants will also be subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions.
Pursuant to the Warrants, in the event: (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person (excluding a merger effect solely to change our name or domiciliation), (ii) we, directly or indirectly, sell, lease, exclusive license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which the holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or other property and has been accepted by the holders of more than 50% of our outstanding Common Stock or more than 50% of the voting power of our common equity, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of our outstanding shares of Common Stock ore more than 50% of the voting power of our common equity(each, a “Fundamental Transaction”), then following such event, upon any subsequent exercises of the Warrants, the holders of the Warrants will have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation or is otherwise the continuing corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such Fundamental Transaction.
The Warrants also contain a “cashless exercise” feature that allows the holders to exercise the Warrants without making a cash payment in the event that there is no effective registration statement covering the resale of the shares issuable upon exercise of the Warrants any time after November 21, 2024. The Warrants are subject to a blocker provision which restricts the exercise of the Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of shares of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or, at the election of the Selling Stockholder, 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the Selling Stockholder may increase the Warrant Beneficial Ownership Limitation, but not to above 9.99%.
As of June 14, 2024, the Company had outstanding warrants to purchase 2,089,090 shares of Common Stock as follows:
•
warrants to purchase an aggregate of 3 shares with an exercise price of $92,880.00 per share, all of which are currently exercisable and expire on October 17, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•
warrants to purchase an aggregate of 3 shares with an exercise price of $118,080 per share, all of which are currently exercisable and expire on July 23, 2025, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•
warrants to purchase an aggregate of 4,204 shares with an exercise price of $201.60 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 9, 2026;

•
warrants to purchase an aggregate of 111,459 shares with an exercise price of $144.00 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on September 14, 2028;

•
warrants to purchase an aggregate of 16,667 shares with an exercise price of $254.40 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on November 20, 2028;

•
warrants to purchase an aggregate of 525,569 shares with an exercise price of $10.56 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on December 1, 2028;

•
warrants to purchase an aggregate of 425,532 shares with an exercise price of $8.40 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on January 26, 2029; and

•
pre-funded warrants to purchase an aggregate of 81,239 shares with an exercise price of $0.001per share, all of which are currently exercisable (subject to certain beneficial ownership limitations); and

•
warrants to purchase an aggregate of 924,414 shares with an exercise price of $2.21 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on May 21, 2029.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a

“cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrantholders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:
•	the right to receive the same amount and kind of consideration paid to the holders of common stock in the fundamental transaction;
•	the right to require us or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or
•
the right to require us or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of common stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

Convertible Promissory Note
As of June 14, 2024, we had one outstanding convertible promissory note (the “Note”) in an aggregate principal outstanding amount of approximately $12.2 million, which was issued on November 23, 2021, is convertible by the holder thereof into up to approximately 8,442 shares of common stock any time and matures on November 23, 2024.
The Note provides that, commencing on the nine-month anniversary of the date of issuance of the Note, the holder of the Note may convert any portion of the then-outstanding principal amount into shares of common stock at a price per share of $1,440.00 subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Beginning on November 23, 2022, the Note began amortizing in twenty-four monthly installments equal to the quotient of (i) the then-outstanding principal amount of the Note, divided by (ii) the number of months remaining until the maturity date of the Note. All amortization payments shall be payable, at our sole option, in cash, shares of common stock or a combination of both. In addition, commencing on the last business day of the first month following November 23, 2022, we must pay, on a monthly basis, all interest that has accrued and remains unpaid on the then-outstanding principal amount of the Note. Any portion of an amortization payment or interest payment that is paid in shares of common stock shall be priced at 90% of the average of the five lowest daily volume weighted average prices of the common stock during the 20 trading days prior to the date of issuance of the shares.
Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended
Certain provisions of Nevada law and our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, could make the following more difficult:
•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.
These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Classified Board. Our Amended and Restated Articles of Incorporation, as amended, provide that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of us or a change in our management.
Filling Vacancies. Our Amended and Restated Articles of Incorporation, as amended, provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of our board of directors, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal. The Nevada Revised Statutes (“NRS”) provide that any director may be removed from our board of directors by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.
Special Meetings of the Stockholders. Our Amended and Restated Bylaws, as amended, provide that special meetings of the stockholders may be called by our chair of our board of directors or our President, or by our board of directors acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.
No Cumulative Voting. Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, do not provide for cumulative voting in the election of directors.
Undesignated Preferred Stock. The authorization of undesignated preferred stock in our Amended and Restated Articles of Incorporation, as amended, makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Amendment of Charter Provisions. The amendment of any of the above provisions set forth in our Amended and Restated Articles of Incorporation, as amended, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least 66∕% of the voting power of all the then-outstanding shares of our capital stock entitled to vote generally in the election of directors.
In addition, the NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.
Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our Amended and Restated Articles of Incorporation, as amended, and we have not amended our Amended and Restated Articles of Incorporation to so elect.
Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is EQ Shareowner Services. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “SEEL”.

LEGAL MATTERS
The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.
EXPERTS
The consolidated financial statements of Seelos Therapeutics, Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that Seelos Therapeutics, Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 300 Park Avenue, 2nd Floor, New York, New York 10022 or telephoning us at (646) 293-2100.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at https://seelostherapeutics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 6, 2024;
(b)	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, as filed with the SEC on April 29, 2024;
(c)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, as filed with the SEC on May 14, 2024;
(d)
Our Current Reports on Form 8-K filed with the SEC on (i) January 10, 2024, (ii) January 22, 2024, (iii) January 30, 2024, (iv) March 19, 2024, (v) March 28, 2024, (vi) May 3, 2024, (vii) May 16, 2024, (viii) May 21, 2024 and (ix) June 5, 2024; and

(e)
The description of our common stock set forth in our Registration Statement on Form 8-A (File No. 000-22245), filed with the SEC on April 10, 2000, including any amendments or reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 6, 2024.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, New York 10022
Telephone: (646) 293-2100
You also may access these filings on our Internet site at https://seelostherapeutics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

924,414 Shares

Common Stock
PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Seelos Therapeutics, Inc. (the “Registrant”), in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee.
Item	Amount
SEC registration fee	$139.17
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing, transfer agent fees and miscellaneous expenses	10,000
Total	$55,139.17
Item 14.	Indemnification of Directors and Officers
The Registrant’s officers and directors are indemnified under Nevada law, the Registrant’s Amended and Restated Articles of Incorporation, as amended, and its Amended and Restated Bylaws, as amended, against certain liabilities. The Registrant’s Amended and Restated Articles of Incorporation, as amended, require the Registrant to indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time.
Pursuant to its Amended and Restated Articles of Incorporation, as amended, none of the Registrant’s directors or officers shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of the applicable statutes of Nevada. Further, the Registrant’s Amended and Restated Articles of Incorporation, as amended, provide that if Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended from time to time. However, Nevada Revised Statutes 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the presumption established by Nevada Revised Statutes 78.138(3) has been rebutted, (ii) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of the law.
Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, as amended, it shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or is serving at the Registrant’s request as a director or officer of another entity or enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by applicable law, against all loss, liability and expenses, including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement, and ERISA excise taxes or penalties, actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding, including any appeal. This right to indemnification shall continue for any person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.
The Registrant’s Amended and Restated Articles of Incorporation, as amended, also provide that it shall pay the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, but, if applicable law so requires, only upon receipt by the Registrant of an undertaking from the director or officer to repay the advanced amounts in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses.
The Registrant’s Amended and Restated Bylaws, as amended, provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the laws of the State of Nevada, each director or officer of the Registrant who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any threatened, pending, or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and including, without limitation, an action, suit or proceeding by or in the right of the Registrant), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving in any capacity at the request of the Registrant as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise. Such indemnification shall be against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such director or officer in connection with any such action, suit or proceeding; provided that such director or officer either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any such action, suit or proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. No such indemnification shall be made to or on behalf of any such director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action, or for any expenses of such director or officer incurred in his or her capacity as a stockholder. The Amended and Restated Bylaws, as amended, also require that the expenses of such directors and officers must be paid by the Registrant (or through insurance maintained, or other financial arrangements made, by the Registrant) as such expenses are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant. Any indemnification of directors and officers under the Amended and Restated Bylaws, as amended, shall inure to the benefit of their respective heirs, executors and administrators.
Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
Section 78.751 of the Nevada Revised Statutes further provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Registrant’s Amended and Restated Articles of Incorporation, as amended, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
See also the undertakings set out in response to Item 17 herein.
Item 15.	Recent Sales of Unregistered Securities.
Since January 1, 2021, the Registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) (all share amounts have been retrospectively adjusted to reflect a 30-for-1 reverse stock split that was effected on November 28, 2023 and a 8-for-1 reverse stock split that was effected on May 16, 2024):
(1)
On June 14, 2021, the Registrant and Lind Global Asset Management II, LLC (“Lind Global”) entered into an Acknowledgment and Termination Agreement, pursuant to which the Registrant agreed to issue to the Lind Global an aggregate of 1,693 shares of Common Stock and pay Lind Global an additional aggregate of $790,804 in full satisfaction of the Registrant’s remaining obligations to Lind Global under that certain convertible promissory note in an aggregate principal amount of $12,000,000, which would bear no interest and mature on December 11, 2022.

The issuance of the shares of Common Stock were not registered under the Securities Act in reliance upon the exemption from registered provided by Section 3(a)(9) or 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.
(2)
On July 7, 2021, the Registrant issued 182 shares of Common Stock to an accredited an accredited investor in full satisfaction of its remaining obligations under an outstanding convertible promissory note that the Registrant previously issued to the accredited investor on December 18, 2021 and that had a remaining outstanding principal amount of $69,863 as of such date.

The shares of Common Stock were offered and sold to the accredited investor in a transaction exempt from registration under the Securities Act in reliance on Section 3(a)(9) or 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.
(3)
On November 24, 2021, the Registrant issued 10,710 shares of Common Stock to iX Biopharma Europe Limited (“iX Biopharma”) as partial consideration pursuant that certain exclusive license agreement, dated as of November 24, 2021.

The shares of Common Stock were offered and sold to iX Biopharma in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. iX Biopharma represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the shares of Common Stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
(4)
On November 23, 2021, the Registrant issued and sold to Lind Global Asset Management V, LLC (“Lind”) in, a private placement, in exchange for the payment by Lind of $20,000,000, (a) the Lind Note and (b) 2,229 shares of Common Stock.

The shares of Common Stock were offered and sold or will be offered and sold, as applicable, to Lind on November 23, 2021 in a transaction exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Lind represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
(5)
On April 11, 2022, the Registrant issued 2,084 shares of Common Stock to Phoenixus AG f/k/a Vyera Pharmaceuticals AG (“Vyera”) pursuant to an amendment to that certain Asset Purchase Agreement by and between the Registrant and Vyera, dated March 6, 2018 (as amended by a first amendment thereto entered into on May 18, 2018, a second amendment thereto entered into on December 31, 2018, a third amendment thereto entered into on October 15, 2019 and a fourth amendment thereto entered into on February 15, 2021) as partial consideration. The Registrant also agreed to issue to Vyera on or before July 11, 2022 an additional 2,084 shares of Common Stock and issue to Vyera on or before January 11, 2023 an additional number of shares of Common Stock equal to $1,000,000 divided by the volume weighted average closing price of the Common Stock for the ten consecutive trading days ending on the fifth trading day prior to the applicable date of issuance of the shares of Common Stock.

The shares of Common Stock were offered and issued, or would be issued, to Vyera in transactions exempt from registration, in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.
(6)
On August 30, 2022, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 417 unregistered shares of Common Stock on August 30, 2022.

The issuance of the shares of Common Stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws. Appropriate legends were affixed to the shares of Common Stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Company. In connection with the foregoing issuance, the advisory firm represented to the us that it was an accredited investor and was acquiring the shares of Common Stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.
(7)
On June 1, 2022, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 417 unregistered shares of Common Stock on June 1, 2022.

The issuance of the shares of Common Stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.
Appropriate legends were affixed to the shares of Common Stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Registrant. In connection with the foregoing issuance, the advisory firm represented to the Registrant that it was an accredited investor and was acquiring the shares of Common Stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares of Common Stock are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.
(8)
On February 9, 2023, the Registrant entered into a consulting agreement with an advisory firm, pursuant to which the advisory firm agreed to provide the Registrant with certain management consulting, business and advisory services. As partial consideration for the services, the Registrant issued the advisory firm 209 unregistered shares of Common Stock on February 9, 2023.

The issuance of the shares of Common Stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.
Appropriate legends were affixed to the shares of commons stock. The advisory firm had adequate access, through employment, business or other relationships, to information about the Registrant. In connection with the foregoing issuance, the advisory firm represented to us that it was an accredited investor and was acquiring the shares of Common Stock for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that it could bear the risks of the investments and could hold the securities for an indefinite period of time. In connection with the foregoing issuance, the advisory firm received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act. The shares of Common Stock are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with this transaction.
(9)
On May 19, 2023, the Registrant issued to Lind 4,167 shares of Common Stock (the “May Consideration Shares”) as consideration for entering into that certain Amendment No. 3 to the Note (“Amendment No. 3”).

The May Consideration Shares were offered and sold to Lind in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Lind represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
(10)
On May 19, 2023, the Registrant issued common stock warrants to purchase up to an aggregate of 16,667 shares of Common Stock (the “May 2023 Warrants”) as consideration to certain purchasers who entered into that certain Amendment No. 1 (the “Purchase Agreement Amendment”) to that certain Securities Purchase Agreement, dated as of March 14, 2023 (the “Securities Purchase Agreement”), pursuant to which the purchasers agreed to, among other things, waive certain restrictions on issuing and registering shares of Common Stock contained within the Securities Purchase Agreement to permit the Registrant to make the certain payments of accrued interest and monthly payments of the outstanding principal amount payable by the Company pursuant to the Note for the months of May, June, July, August and September 2023 in a combination of cash and shares of Common Stock as contemplated in Amendment No. 3 and to issue the May Consideration Shares to the Lind.

The exercise price of the May 2023 Warrants is $254.40 per share, subject to adjustment as provided therein, and the May Warrants will be exercisable beginning on the six month anniversary of the issuance date and will expire on the date that is five and a half years following the original issuance date.
The May 2023 Warrants and the shares of Common Stock issuable upon exercise of the May 2023 Warrants were offered and sold to the Purchasers in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Each Purchaser represented that it was an “accredited investor,” as defined in Regulation D, and was acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(11)	Between January 23, 2023 and June 13, 2024, the Registrant issued the following shares of Common Stock to Lind to satisfy principal and interest payments under the Note:
(a)	6,221 shares of Common Stock on January 23, 2023 to satisfy principal payments at a repayment share price of $147.36 per share,
(b)	516 shares of Common Stock on January 31, 2023 to satisfy interest payments at a repayment share price of $161.12 per share,
(c)	5,968 shares of Common Stock on February 23, 2023 to satisfy principal payments thereunder at a repayment share price of $153.60 per share,
(d)	488 shares of Common Stock on February 28, 2023 to satisfy interest payments thereunder at a repayment share price of $152.14 per share,
(e)	2,833 shares of Common Stock on May 23, 2023 to satisfy principal payments thereunder at a repayment share price of $146.88 per share,
(f)	419 shares of Common Stock on May 31, 2023 to satisfy interest payments thereunder at a repayment share price of $172.27 per share,
(g)	2,143 shares of Common Stock on June 23, 2023 to satisfy principal payments thereunder at a repayment share price of $194.15 per share,
(h)	343 shares of Common Stock on June 30, 2023 to satisfy interest payments thereunder at a repayment share price of $200.85 per share,
(i)	1,650 shares of Common Stock on July 24, 2023 to satisfy principal payments thereunder at a repayment share price of $252.23 per share,
(j)	255 shares of Common Stock on August 1, 2023 to satisfy interest payments thereunder at a repayment share price of $261.98 per share,
(k)	1,680 shares of Common Stock on August 23, 2023 to satisfy principal payments thereunder at a repayment share price of $247.67 per share,
(l)	270 shares of Common Stock on August 31, 2023 to satisfy interest payments thereunder at a repayment share price of $231.60 per share,
(m)	7,821 shares of Common Stock on October 5, 2023 to satisfy principal payments thereunder at a repayment share price of $35.28 per share,
(n)	21,520 shares of Common Stock on November 9, 2023 to satisfy principal payments thereunder at a repayment share price of $35.52 per share,
(o)	4,801 shares of Common Stock on November 9, 2023 to satisfy interest payments thereunder at a repayment share price of $35.52 per share,
(p)	60,216 shares of Common Stock on January 12, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $9.63 per share,
(q)	112,410 shares of Common Stock on February 15, 2024 to satisfy principal payments thereunder at a repayment share price of $5.56 per share,
(r)	84,135 shares of Common Stock on March 25, 2024 to satisfy principal payments thereunder at a repayment share price of $3.74 per share,
(s)	85,366 shares of Common Stock on April 10, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $3.61 per share,
(t)	83,742 shares of Common Stock on April 23, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $2.45 per share,
(u)	96,939 shares of Common Stock on May 3, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.96 per share,

(v)	53,648 shares of Common Stock on May 14, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.86 per share,
(w)	125,709 shares of Common Stock on May 28, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.23 per share,
(x)	126,213 shares of Common Stock on June 4, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $1.03 per share, and
(y)	126,666 shares of Common Stock on June 13, 2024 to satisfy principal and interest payments thereunder at a repayment share price of $0.900 per share.
These shares were issued in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.
(12)
On January 30, 2024, the Registrant issued warrants to purchase up to 425,532 shares of Common Stock in a private placement to certain institutional investors. Pursuant to a securities purchase agreement, dated as of January 26, 2024, by and among the Registrant and certain institutional investors (the “January 2024 SPA”), the Registrant also issued and sold an aggregate of 425,532 shares of Common Stock in a registered direct offering, where the shares were offered by the Registrant pursuant to its shelf registration statement on Form S-3 filed with the SEC on December 18, 2023. Pursuant to the January 2024 SPA, the combined purchase price for one share and one warrant to purchase one share of Common Stock in the registered offering and concurrent private placement was $9.40. The Registrant received total gross proceeds of approximately $4.0 million, before deducting the placement agents’ fees of approximately $0.3 million. The warrants have an exercise price of $8.40 per share of Common Stock, are currently exercisable and will expire five and a half years following the date of issuance. A.G.P/Alliance Global Partners acted as the Registrant’s placement agent for the offering.

(13)
On May 16, 2024, the Registrant issued warrants to purchase up to 924,414 shares of Common Stock in a private placement to certain institutional investors. Pursuant to a securities purchase agreement, dated May 16, 2024, by and among the Registrant and certain institution investors (the “May 2024 SPA”), the Registrant also issued and sold an aggregate of 380,968 shares of Common Stock and pre-funded warrants to purchase up to 81,239 shares of Common Stock in a registered direct offering, where the shares were offered by the Registrant pursuant to its shelf registration statement on Form S-3 filed with the SEC on December 18, 2023. Pursuant to the May 2024 SPA, the combined purchase price for one Share and accompanying Common Warrants to purchase two shares of Common Stock for each Share purchased was $2.46, and the combined purchase price for one Pre-Funded Warrant to purchase one share of Common Stock and accompanying Common Warrants to purchase two shares of Common Stock for each share of Common Stock issuable upon exercise of a purchased Pre-Funded Warrant was $2.459. The Registrant received total gross proceeds of approximately $1.1 million, before deducting the placement agents’ fees and estimated offering expenses payable by the Registrant. The warrants have an exercise price of $2.21 per share of Common Stock, are currently exercisable and will expire five years following the date of issuance. Roth Capital Partners, LLC acted as the Registrant’s placement agent for the offering.

The warrants and the shares of Common Stock issuable upon exercise of the warrants were offered and sold to purchasers in a transaction exempt from registration t in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.
Appropriate legends were affixed to the warrants issued in the transaction.
All purchasers of the warrants in the above transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act represented to the Registrant that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

The warrants are deemed restricted securities for purposes of the Securities Act. There were no underwriters employed in connection with the above transaction.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
EXHIBITS NO.	DESCRIPTION
2.1+
Agreement and Plan of Merger and Reorganization, dated July 30, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2018).

2.2
Amendment No. 1 Agreement and Plan of Merger and Reorganization, dated October 16, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2018).

2.3
Amendment No. 2 Agreement and Plan of Merger and Reorganization, dated December 14, 2018, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2018).

2.4
Amendment No. 3 Agreement and Plan of Merger and Reorganization, dated January 16, 2019, by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2019).

2.5+
Asset Purchase Agreement, dated February 15, 2019, by and between the Company and Bioblast Pharma Ltd. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2019).

3.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on March 14, 1997).

3.2
Certificate of Amendment to Articles of Incorporation of the Company, dated June 22, 2000 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003).

3.3
Certificate of Amendment to Articles of Incorporation of the Company, dated June 14, 2005 (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006).

3.4
Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

3.5
Certificate of Correction to Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated March 3, 2010 (incorporated herein by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010).

EXHIBITS NO.	DESCRIPTION
3.6
Certificate of Designation for Series D Junior-Participating Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-A filed with the Securities and Exchange Commission on March 24, 2011).

3.7
Certificate of Change filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 17, 2010).

3.8
Certificate of Amendment to Amended and Restated Articles of Incorporation of the Company, dated September 10, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2010).

3.9
Certificate of Withdrawal of Series D Junior Participating Cumulative Preferred Stock, dated May 15, 2013 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

3.10
Certificate of Change filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2016).

3.11
Certificate of Amendment filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.10 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2017).

3.12
Certificate of Amendment filed with the Nevada Secretary of State (incorporated herein by reference to Exhibit 3.12 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018).

3.13
Certificate of Amendment related to the Share Increase Amendment, filed January 23, 2019 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2019 at 8:05 Eastern Time).

3.14
Certificate of Amendment related to the Name Change, filed January 23, 2019 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2019 at 8:05 Eastern Time).

3.15
Certificate of Correction to Certificate of Amended and Restated Articles of Incorporation of the Company, dated March 25, 2020 (incorporated herein by reference to Exhibit 3.16 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2020)

3.16
Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 18, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2020).

3.17
Certificate of Correction to Certificate of Amended and Restated Articles of Incorporation of the Company, filed May 20, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2020).

EXHIBITS NO.	DESCRIPTION
3.18
Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 21, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2021).

3.19
Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed May 18, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

3.20
Certificate of Change filed with the Secretary of State of the State of Nevada (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2023).

3.21
Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Company, filed January 10, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2024).

3.22
Amended and Restated Bylaws, effective as of March 23, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2023).

3.23
Certificate of Change filed with the Secretary of State of the State of Nevada (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2024).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2011).

4.2
Form of Warrant issued to the lenders under the Loan and Security Agreement, dated as of October 17, 2014, by and among the Company, NexMed (U.S.A.), Inc., NexMed Holdings, Inc. and Apricus Pharmaceuticals USA, Inc., as borrowers, Oxford Finance LLC, as collateral agent, and the lenders party thereto from time to time including Oxford Finance LLC and Silicon Valley Bank (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2014).

4.3	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2018).

4.4	Form of Investor Warrants (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2018).

4.5
Form of Warrant, issued to investors on September 9, 2020 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2020).

4.6
Form of Convertible Promissory Note due November 23, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

EXHIBITS NO.	DESCRIPTION
4.7
Amendment to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated December 10, 2021 (incorporated by reference to Exhibit 4.22 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 4, 2022).

4.8
Amendment No. 2 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated February 8, 2023 (incorporated herein by reference to Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2023).

4.9
Amendment No. 3 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, dated May 19, 2023 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

4.10
Amendment No. 4 to Convertible Promissory Note and Amendment to Letter Agreement, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective September 30, 2023 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2023).

4.11
Form of Common Stock Warrant, dated March 14, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023).

4.12
Form of Common Stock Warrant, dated May 19, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

4.13
Form of Common Stock Warrant, dated December 1, 2023 (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2023).

4.14	Form of Common Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

4.15
Amendment No. 5 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective March 27, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2024).

4.16
Amendment No. 6 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective May 1, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2024).

4.17	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

4.18	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

EXHIBITS NO.	DESCRIPTION
4.19
Amendment No. 7 to Convertible Promissory Note, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC, effective June 1, 2024 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2024).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

10.1	Form of CVR Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2018).

10.2	Form of Indemnification Agreement for the Company’s Directors and Officers (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.3†
License Agreement, dated September 21, 2016, by and among Seelos Therapeutics, Inc., Ligand Pharmaceuticals Incorporated, Neurogen Corporation and CyDex Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.4
Amendment to License Agreement, dated as of February 8, 2019, by and among Ligand Pharmaceuticals Incorporated, Neurogen Corporation, CyDex Pharmaceuticals, Inc., and Seelos Corporation (incorporated herein by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2020).

10.5
Indemnity Agreement, dated July 8, 2016, by and between Seelos Therapeutics, Inc. and Raj Mehra, Ph.D. (incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.6#	Seelos Therapeutics, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.39 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.7#
Form of Option Agreement under the Seelos Therapeutics, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-4 filed on August 31, 2018).

10.8#
Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on the Form 10-K filed with the Securities and Exchange Commission on March 10, 2023).

10.9#
Seelos Therapeutics, Inc. 2019 Inducement Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2019).

10.10#
Form of Stock Option Agreement under the Seelos Therapeutics, Inc. 2019 Inducement Plan (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 15, 2019).

10.11^
Amended and Restated Exclusive License Agreement, dated August 29, 2019, by and between Seelos Therapeutics, Inc. and Stuart Weg, MD. (incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2019).

EXHIBITS NO.	DESCRIPTION
10.12#
Seelos Therapeutics, Inc. Amended and Restated 2012 Stock Long Term Incentive Plan, effective May 15, 2020 (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 13, 2020).

10.13#
Form of Stock Option Grant Notice and Stock Option Agreement under the Company’s 2012 Stock Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2014).

10.14#
Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 13, 2020).

10.15^
Securities Purchase Agreement, dated as of November 23, 2021, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

10.16
Security Agreement, dated as of November 23, 2021, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 7:27 a.m. Eastern Time on November 24, 2021).

10.17^**
License Agreement, dated as of November 24, 2021, by and between Seelos Therapeutics, Inc. and iX Biopharma Europe Limited (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission at 8:20 a.m. Eastern Time on November 24, 2021).

10.18#
Amended and Restated Employment Agreement by and between Seelos Therapeutics, Inc. and Raj Mehra, Ph.D., dated as of January 10, 2022 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2022).

10.19^
Form of Securities Purchase Agreement, dated March 10, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2023).

10.20^
Form of Amendment No. 1 to Securities Purchase Agreement, by and between Seelos Therapeutics, Inc. and each purchaser identified on the signature pages thereto, dated May 19, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2023).

10.21^
Form of Securities Purchase Agreement, dated September 21, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2023).

10.22
Letter Agreement, dated September 21, 2023, by and between Seelos Therapeutics, Inc. and Lind Global Asset Management V, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2023).

EXHIBITS NO.	DESCRIPTION
10.23^
Form of Securities Purchase Agreement, dated January 26, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

10.24
Placement Agent Agreement, dated January 26, 2024 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2024).

10.25^
Form of Securities Purchase Agreement, dated May 16, 2024 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

10.26
Placement Agent Agreement, dated May 16, 2024 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2024).

21.1	Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2019).

23.1*	Consent of KPMG, LLP, independent registered public accounting firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

107*	Filing fee table.
+
All schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities Exchange Commission upon request.

†	Confidential treatment has been granted for portions of this exhibit. Those portions have been omitted and filed separately with the Securities and Exchange Commission.
*	Filed herewith.
#	Management compensatory plan or arrangement
^
Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

**
Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) is of the type that the Company treats as private or confidential. The Company hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the Securities and Exchange Commission.

(b)	Financial Statement Schedules
All financial statement schedules are omitted because they are not applicable, the required information is not present in amounts sufficient to require submission of such schedules or the information is included in the Registrant’s financial statements or notes thereto.
Item 17.	Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:
Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 14, 2024.
SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Raj Mehra, Ph.D. President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raj Mehra, Ph.D. and Michael Golembiewski, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Raj Mehra, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2024
Raj Mehra, Ph.D.

/s/ Michael Golembiewski	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2024
Michael Golembiewski

/s/ Richard W. Pascoe	Chairman of the Board	June 14, 2024
Richard W. Pascoe

/s/ Margaret Dalesandro, Ph.D.	Director	June 14, 2024
Margaret Dalesandro, Ph.D.

/s/ Brian Lian, Ph.D.	Director	June 14, 2024
Brian Lian, Ph.D.